CERTIFICATE OF MERGER
                                       OF
                            DISTINCTIVE DEVICES, INC.
                            (A NEW YORK CORPORATION)
                                  WITH AND INTO
                            DISTINCTIVE DEVICES, INC.
                            (A DELAWARE CORPORATION)

                UNDER SECTION 907 OF THE BUSINESS CORPORATION LAW


     The undersigned, being the President of Distinctive Devices, Inc., a domestic corporation duly organized and existing under and by the virtue of the laws of the State of the New York, as well as the President of Distinctive Devices, Inc., a foreign corporation duly organized and existing under and by virtue of the laws of the State of Delaware, does hereby certify and set forth:

     1. The names of the constituent corporations are as follows: Distinctive Devices, Inc., a New York corporation ("DDI-NY"), and Distinctive Devices, Inc., a Delaware corporation ("DDI-DE"). The name under which DDI-NY was formed is Leasatronic Machine Corp.

     2. The name of the surviving corporation is Distinctive Devices, Inc., a Delaware corporation.

     3. As to DDI-NY, the designation and number of outstanding shares of each class and series are 7,008,581 shares of Common Stock, par value $.001 per share and no shares of Preferred Stock, par value $.001 per share.

     4. Each share of Common Stock of DDI-NY shall automatically be exchanged for one share of Common Stock of DDI-DE.

     5. DDI-NY shall no longer be in existence as of the merger.

     6. The Certificate of Incorporation of DDI-NY was filed by the Department of State on the 5th day of May, 1961.

     7. The jurisdiction of incorporation of DDI-DE is the State of Delaware. DDI-DE has not qualified to do business in the State of New York. DDI-DE does not plan to conduct business within the State of New York and will not conduct business in the State of New York unless it first obtains a Certificate of Authority.

     8. The date of incorporation of DDI-DE was the 10th day of July 2001.

     9. The merger was authorized with respect to DDI-NY in the following manner: The Board of Directors of DDI-NY adopted an Agreement and Plan of Merger (the "Merger Agreement"), by a telephonic meeting at which a quorum of the board was present, subject to shareholder approval. The resolutions thereto adopted by the Board members were filed with the minutes of the proceedings of the Board of


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Directors. In accordance with the provisions of paragraph (a) of Section 903 of the Business Corporation Law of New York, the Board of Directors submitted the Merger Agreement to the shareholders of DDI-NY for approval. The shareholders, by proxy or ballot at the shareholders meeting, duly approved the Merger Agreement by a two-thirds (2/3) vote in favor of such merger.

     10. DDI-DE has complied with the applicable provisions of the laws of the State of Delaware under which it is incorporated, and this merger is permitted by such laws. The manner in which the merger was authorized in respect to DDI-DE was as follows: The Merger Agreement was adopted by the Board of Directors of DDI-DE without a meeting by the consent in writing of all the members thereof, subject to shareholder approval. The written consent setting forth the resolutions was filed with the minutes of the proceedings of the Board. The Board thereupon submitted the Merger Agreement to the sole shareholder of DDI-DE for approval. The sole shareholder, by written consent, approved the Merger Agreement.

     11. DDI-DE agrees that it may be served with process in the State of New York in any action or proceeding for the enforcement of any liability or obligation previously amenable to suit in New York, and for the enforcement, as applicable, of the right of shareholders of DDI-NY to receive payment for their shares against DDI-DE.

     12. DDI-DE agrees that, subject to the provisions of section 623, it will promptly pay to the shareholders of DDI-NY the amount, if any, to which they shall be entitled under the provisions of this chapter relating to the right of shareholders to receive payment for their shares

     13. DDI-DE hereby designates the Secretary of State of New York as its agent upon whom process against it may served. The Secretary of State may forward a copy of any such process to Distinctive Devices, Inc., One Bridge Plaza, Suite 100, Fort Lee, New Jersey 07024.

     14. DDI-DE certifies that (i) all fees and taxes administered by the Department of Taxation and Finance which are then due and payable by DDI-NY have been paid and that a cessation franchise tax report through the anticipated date of the merger has been filed by DDI-NY and (ii) within thirty days after the filing of the Certificate of Merger DDI-DE will file the cessation franchise tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance all fees and taxes (including penalties and interest), if any, due to the Department of Taxation and Finance by DDI-NY.


     IN WITNESS WHEREOF, the undersigned have executed and signed this Certificate of Merger this 1st day of October, 2002.


DISTINCTIVE DEVICES, INC.                       DISTINCTIVE DEVICES, INC.
A New York Corporation                          A Delaware Corporation


/s/ Sanjay Mody                                 /s/ Sanjay Mody
-------------------------                       -------------------------
Sanjay Mody, President                          Sanjay Mody, President


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